Exhibit 99.3

Coeur Mining, Inc.
Incentive Stock Option Award Agreement
(2018 Long-Term Incentive Plan)

You have been selected to be a Participant in the 2018 Long-Term Incentive Plan of Coeur Mining, Inc. (the “Plan”), as specified below:

Participant:
Date of Grant:
Number of Shares Covered by This Option:
Exercise Price:
Date of Expiration:

THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of an incentive stock option by Coeur Mining, Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Option.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Agreement’s terms shall completely supersede unless expressly prohibited by the Plan.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  The parties hereto agree as follows:

1.         GRANT OF STOCK OPTIONS.  The Company hereby grants to the Participant an Option to purchase the number of shares of Common Stock set forth above, at the stated Exercise Price, which is at least one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant, in the manner and subject to the terms and conditions of the Plan and this Agreement.  The Option granted hereunder is intended to be an incentive stock option within the meaning of section 422 of the Code.

Except as may otherwise be provided in Sections 3 or 4, the shares of Common Stock underlying the Option granted hereunder are granted on the condition that the Participant remains an employee of the Company from the Date of Grant through (and including) each of the separate dates on which the Option becomes exercisable, as set forth below in Section 2.  This grant of the Option shall not confer any right to the Participant (or any other Participant) to be granted Options or other Awards in the future under the Plan.

2.         EXERCISE OF STOCK OPTION.  Except as hereinafter provided, the Participant may exercise this Option at any time after the shares of Common Stock underlying the Option vest pursuant to the vesting schedule set forth below, provided that no exercise may occur subsequent to the close of business on the Date of Expiration (as set forth on page 1 of this Agreement).

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Date	Shares for Which Option Becomes Exercisable	Cumulative Number of Shares Available for Purchase

This Option may be exercised in whole or in part, but not for less than 50 shares at any one time, unless fewer than 50 shares then remain subject to the Option, and the Option is then being exercised as to all such remaining shares.

3.         TERMINATION OF SERVICE.

(a)          By Death.  In the event the employment of the Participant is terminated due to death, all outstanding shares of Common Stock underlying the Option not yet vested shall become immediately fully vested and, along with all previously vested shares of Common Stock underlying the Option, shall remain exercisable until the earlier of the Date of Expiration or the first anniversary of the Participant’s date of death, by such person or persons as shall have been named as the Participant’s beneficiary, or by such persons that have acquired the Participant’s rights under the Option by will or by the laws of descent and distribution.  In the event the Participant dies within three (3) months following the termination of the Participant’s employment for any reason, all shares of Common Stock underlying the Option that were vested as of such Participant’s Termination of Service shall remain exercisable until the earlier of the Date of Expiration or the first anniversary of the Participant’s date of death, by such person or persons as shall have been named as the Participant’s beneficiary, or by such persons that have acquired the Participant’s rights under the Award by will or by the laws of descent and distribution.

(b)          By Disability.  In the event the employment of the Participant is terminated due to Disability (as defined below), all outstanding shares of Common Stock underlying the Option not yet vested shall become immediately fully vested and, along with all previously vested shares of Common Stock underlying the Option, shall remain exercisable until the earlier of the Date of Expiration or the first anniversary of the date that the Committee determines the definition of Disability to have been satisfied.  For the purposes of this Agreement, “Disability” shall mean the date upon which the Participant becomes entitled to receive benefits pursuant to the Company’s long-term disability plan then in effect.

(c)          By Retirement.  In the event the employment of the Participant is terminated due to Retirement (as defined below), all outstanding shares of Common Stock underlying the Option not yet vested shall become immediately vested and, along with all previously vested shares of Common Stock underlying the Option, shall remain exercisable until the earlier of the Date of Expiration or the three (3) month anniversary of the Participant’s effective date of Retirement.  For the purposes of this Agreement, “Retirement” shall mean: (i) any termination of the Participant’s employment other than for Cause after the Participant has attained sixty-five (65) years of age and completed a total of ten (10) or more consecutive years of employment with the Company; or (ii) a retirement approved by the Board.

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(d)          Termination for Cause.  If the employment of the Participant shall be terminated for Cause, the Participant shall forfeit all of the unexercised shares of Common Stock underlying the Option, whether vested or not.

(e)          For Other Reasons.  If the employment of the Participant shall terminate for any reason other than the reasons set forth in this Section 3(a) through 3(d) herein, all previously vested shares of Common Stock underlying the Option shall remain exercisable until the earlier of the Date of Expiration or the date occurring three (3) months from the effective date of Termination of Service.  All unvested shares of Common Stock underlying the Option at the date of Termination of Service shall immediately terminate, and shall be forfeited to the Company.

(f)           Transfer of Employment. A transfer of the Participant’s employment between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Employment.

4.         CHANGE IN CONTROL.  Notwithstanding anything to the contrary in this Agreement, if the Participant experiences a Termination of Service by the Company without Cause within two years of a Change in Control, all shares of Common Stock underlying this Option shall become immediately vested and shall remain exercisable until the earlier of the Date of Expiration or the first anniversary (or such later date as would otherwise apply under Section 3 hereof) of the effective date of the Participant’s Termination of Service without Cause.  If the termination is for Cause Section 3(d) shall control.

5.         RESTRICTIONS ON TRANSFER.  This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, this Option shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

6.         CLAWBACK POLICY.  The Participant hereby acknowledges and agrees that the Participant and the Award evidenced by this Agreement are subject to the Company’s clawback policy as amended from time to time.  To the extent the Participant is subject to the policy, the terms and conditions of the policy are hereby incorporated by reference into this Agreement.

7.         PROCEDURE FOR EXERCISE OF OPTION.  This Option may be exercised by delivery of written notice to the Company at its executive offices, addressed to the attention of its Senior Vice President, Human Resources.  Such notice: (a) shall be signed by the Participant or his or her legal representative; (b) subject to Section 2, shall specify the number of full shares of Common Stock then elected to be purchased with respect to the Option;; and (c) shall be accompanied by payment in full of the Exercise Price of the shares of Common Stock to be purchased, and a copy of this Agreement.  In the alternative this Option may be exercised electronically, to the extent permitted, and in a manner approved by the Company.

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Unless otherwise determined by the Committee, the Exercise Price upon exercise of this Option shall be payable to the Company in full: (a) in cash or its equivalent (acceptable cash equivalents shall be determined at the sole discretion of the Committee); (b) by tendering previously acquired shares of Common Stock or directing the Company to withhold shares of Common Stock otherwise issuable upon such exercise of this Option, in each case, having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price; (c) through a “cashless exercise” procedure, as permitted under Federal Reserve Board’s Regulation T, subject to securities laws restrictions; (d) by any other means which the Committee, in its sole discretion, determines to be consistent with the Plan’s purpose and applicable law; or (e) by a combination of the forgoing.

As promptly as practicable after receipt of notice and payment upon exercise, the Company shall cause to be issued and delivered to the Participant or his or her legal representative, as the case may be, certificates for the shares of Common Stock so purchased, which may, if appropriate, be endorsed with appropriate restrictive legends.  The Common Stock certificates shall be issued in the Participant’s name (or, at the discretion of the Participant, jointly in the names of the Participant and the Participant’s spouse).  The Company shall maintain a record of all information pertaining to the Participant’s rights under this Agreement, including the number of shares of Common Stock for which their Option is exercisable.  If the Option shall have been exercised in full, this Agreement shall be returned to the Company and canceled.

8.         BENEFICIARY DESIGNATION.  The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Senior Vice President, Human Resources of the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.         RIGHTS AS A STOCKHOLDER.  The Participant shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to this Agreement until such time as the Exercise Price has been paid, and the shares of Common Stock have been issued and delivered to him or her.

10.       CONTINUATION OF EMPLOYMENT.  This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

11.       MISCELLANEOUS.

(a)          This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  The Committee shall have the right to impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of this Option, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Common Stock are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares of Common Stock.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

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(b)          The Board or the Committee, as applicable, may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant, except that no such consent will be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminishment has been adequately compensated.

(c)          The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement.  In order to satisfy the minimum statutory withholding requirement (or such other rate that will not cause an adverse accounting consequence or cost), the Company shall, in whole or in part, withhold shares of Common Stock having an aggregate Fair Market Value on the date the tax is to be determined equal to such withholding tax.

(d)          The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(e)          This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)          All obligations of the Company under the Plan and this Agreement, with respect to this Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)          To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

Coeur Mining, Inc.

By:

Participant

Participant’s Signature

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